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                                                            EXHIBIT 10.51


                  The Susan G. Komen Breast Cancer Foundation
                               December 21, 1998



Ms. Nancy Parker
Private Eyes
780 Ninth Street
Boulder, Colorado 80302

Dear Ms. Parker:

     The Susan G. Komen Breast Cancer Foundation ("Komen") is honored to have been chosen as the beneficiary of Private Eyes' charitable program to support the fight against breast cancer (the "Program"). We are pleased that Private Eyes shares our commitment to the advancement of breast cancer research, education, screening and treatment.

     To this end, this letter will serve to confirm and memorialize our understanding of the terms and conditions of the Program (the "Agreement").

The term of the Agreement will be for a period of one (1) year, commencing on January 1, 1999, and ending on December 31, 1999.

Private Eyes will contribute to Komen, two percent (2%) of its net sales of the Tomichi Studio line for the year 1999, with a guaranteed minimum donation of ten thousand dollars ($10,000.00).

Payment of the contribution generated by the Program will be made by Private Eyes quarterly, to Komen, at its National Headquarters, P.O. Box 97100, Dallas, Texas 75397, attention Lindsay Orr. Concurrent with payment of said contribution, Private Eyes will provide to Komen a written accounting of all quarterly sales transactions creating the contribution.

Private eyes will promote the Program vis-a-vis hang tangs, in-store signage, point-of-sale displays, print ads and promotional brochures, during the tenure of the Program.

Komen will provide Private Eyes with camera-ready artwork of Komen's name and cameo logo ("Licensed Marks"), said Licensed Marks to be used by Private Eyes solely in connection with and support of the Program. It is agreed and understood that Komen retains all right, title and interest in said Licensed Marks, all of which shall remain the exclusive property of Komen.

Private Eyes will present to Komen for approval, prior to printing, distribution, publication, display, or use, any and all promotional materials and scripts of all statements, oral or written, to be made by Private Eyes, its agents or spokespersons, which use or refer to said Licensed Marks. Such materials or statements must be of a high quality consistent with both parties' outstanding public image.

All promotional sales materials advertising the Program must state that a percentage of net sales of the Tomichi Studio line will be donated to Komen, as set forth herein, in clear, unambiguous and readily-identifiable fashion.

It is understood that the Race for the Cure(-Registered Mark-) name and/or Logo are not part of the Program and are not considered Licensed Marks for the purpose of this Agreement.

Each party agrees to indemnify and hold the other harmless, including their respective employees and agents, from and against any and all costs, losses or expenses, including reasonable attorneys' fees, that either party may incur by reason of any third-party claim or suit arising out of or in connection with the other party's performance or failure to perform pursuant to this Agreement, or due to the breach of any representations and warranties contained herein.

     We trust that the foregoing accurately reflects our mutual intent and agreement with regard to the Private Eyes Program. We would, therefore, respectfully request that you indicate your agreement by authorized signature on the line provided. We look forward to a successful and mutually prosperous relationship as we work together to eradicate breast cancer as a life-threatening disease. If you have any questions or comments, please do not hesitate to contact us.

Very truly yours,


/s/
Cindy Schneible
Vice President
The Susan G. Komen
Breast Cancer Foundation

CS/ps


AGREED AND ACCEPTED
For Private Eyes Sunglass Corporation


By:  /s/ Nancy Parker                        1/4//98
     --------------------------------        --------------
     Nancy Parker, General Manager           (Date)